Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

KDR HOLDING, INC.,

a Delaware corporation,

KDR ACQUISITION, INC.,

a Delaware corporation, and

PROCERA NETWORKS, INC.,

a Delaware corporation

Dated as of April 21, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Annex A – Conditions to Offer

LIST OF EXHIBITS:

Exhibit A – Definitions
Exhibit B – Certificate of Incorporation
Exhibit C – Bylaws
Exhibit D – Form of Substitute Award

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 21, 2015 (the “Agreement Date”) by and among KDR Holding, Inc., a Delaware corporation (“Parent”), KDR Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Procera Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have approved this Agreement and the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (such shares of Company Common Stock being hereinafter referred to as the “Shares”), at a price per Share of $11.50, net to the seller thereof in cash, without interest, and subject to deduction for any withholding of Taxes required by applicable Law (such amount or any other amount per Share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(b), the “Offer Price”);

WHEREAS, following the acceptance for purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Sections 2.5(a)(i) and 2.5(a)(ii) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, Parent, Purchaser and the Company acknowledge and agree that the Merger will be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement, and the transactions contemplated hereby, including the Offer and the Merger; (iii) agreed that this Agreement will be subject to Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Francisco Partners IV, L.P., a Cayman Islands exempted limited partnership, and Francisco Partners IV-A, L.P., a Cayman Islands exempted limited partnership, (collectively, the “Sponsor”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Purchaser and Parent under this Agreement (the “Guarantee”) as specified in the Guarantee;

WHEREAS, the respective Boards of Directors of Purchaser and Parent have unanimously approved and declared advisable this Agreement, and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, as sole stockholder of Purchaser, will adopt this Agreement immediately following its execution.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable, but in no event later than ten (10) Business Days after the Agreement Date, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the Shares at a price per share equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company’s stockholders and contains a description of the terms and conditions set forth in this Agreement and Annex A.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for purchase any Shares tendered pursuant to the Offer are subject only to the satisfaction (or to the extent waivable, the waiver by Parent or Purchaser) of only the conditions set forth in Annex A (the “Offer Conditions”). Purchaser expressly reserves the right (but is not obligated to) at any time, and from time to time, in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of shares of Company Common Stock to be purchased in the Offer; (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions; (v) amend or waive the Minimum Condition; or (vi) extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser (including the Expiration Time) in a manner other than pursuant to and in accordance with this Agreement.

(c) Expiration and Extension of the Offer. Subject to the terms and conditions set forth in the Offer Documents, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day (calculated in accordance with

Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced (the “Initial Expiration Time”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Section 1.1(c), or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Time, or, to the extent applicable, such later time and date to which the Offer has been extended, the “Expiration Time”). Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article 7, if as of any scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, Purchaser may, in its sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree in writing), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without the Company’s written consent, Purchaser shall not extend the Offer beyond the earlier of the Outside Date and the termination of this Agreement in accordance with Section 7.1. If, (A) as of any scheduled Expiration Time, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived by Parent or Purchaser or (B) as of any scheduled Expiration Time, all Offer Conditions (exclusive of the Minimum Condition) have been satisfied or waived by Parent or Purchaser, then on every occasion under clause (A) and on not more than two (2) occasions under clause (B), in each case at the request of the Company, Purchaser shall extend the Offer for an additional period of ten (10) Business Days (or such longer or shorter period as the parties hereto may agree in writing) to permit such Offer Condition(s) to be satisfied; provided, however, that, without the Company’s prior written consent, Purchaser shall not extend the Offer, and without Purchaser’s prior written consent, Purchaser shall not be required to extend the Offer, in each case beyond the earlier of the Outside Date and the termination of this Agreement in accordance with Section 7.1.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer, irrevocably accept for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time and, in any event, no later than three (3) Business Days after the consummation of the Offer. The time scheduled for payment for Shares accepted for purchase pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing.” Parent shall provide, or cause to be provided, to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to the withholding of any Taxes required by applicable Law.

(e) Termination of the Offer. Purchaser shall not terminate or withdraw the Offer prior to the Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 7.1. In the event that this

Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(f) Offer Documents. On the commencement date of the Offer, Parent and Purchaser shall (i) file, or cause to be filed, with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to holders of Shares in accordance with applicable federal securities Laws. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company’s stockholders that may be required by applicable Law or reasonably requested in connection with any action contemplated by this Section 1.1(f). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company or its counsel. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Upon receipt of any written or oral comments by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, Parent and Purchaser agree to (i) promptly provide the Company and its counsel with a copy of any such written comments (or a description of any such oral comments); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and give reasonable and good faith consideration to any such comments made by the Company or its counsel; (iii) provide the Company and its counsel an opportunity to participate with Parent, Purchaser or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company and its counsel with copies of any written comments or responses submitted by Parent or Purchaser in response thereto.

(g) Guaranteed Delivery. For purposes of this Agreement and the Offer, unless otherwise mutually agreed to by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

1.2 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC or on such other date as Parent and the Company may mutually agree, the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on

Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.4(d)(i) and Section 5.4(d)(ii), shall include the Company Board Recommendation and a notice of appraisal rights in compliance with Section 262 of the DGCL. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Each of Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent and Purchaser that may be required by applicable Law or reasonably requested in connection with any actions contemplated by this Section 1.2(a). Except with respect to any amendments filed in connection with an Acquisition Proposal or after a Change in Company Board Recommendation, the Company agrees to provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel. Each of the Company, Parent and Purchaser agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws; provided, however, that any such filing of the Schedule 14D-9 shall not, unless otherwise agreed by the Company and Parent, waive, extend or restart the notice period for purposes of Section 262(d)(2) of the DGCL. Upon receipt of any written or oral comments received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Parent, Purchaser and their counsel with a copy of any such written comments (or a description of any such oral comments); (ii) provide Parent, Purchaser and their counsel a reasonable opportunity to comment on any proposed response thereto, and give reasonable and good faith consideration to any such comments made by Parent, Purchaser or their counsel; (iii) provide Parent, Purchaser and their counsel an opportunity to participate with the Company and its counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide Parent, Purchaser and their counsel with copies of any written comments or responses submitted by the Company in response thereto.

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent and Purchaser with (i) mailing labels containing the names and addresses of all record holders of Shares and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and with respect to those Persons who become record or beneficial owners subsequent to such date, as of such later date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to applicable Law, and except for such actions as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information and documents provided to them under this Section 1.2(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company all such information and documents (along with all copies thereof) then in their possession or control.

(c) Transfer Registration. The Company shall register, and shall instruct its transfer agent to register, the transfer of the Shares irrevocably accepted for purchase by Purchaser effective immediately after the Offer Closing.

ARTICLE 2

THE MERGER

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.

2.2 Closing; Effective Time. Upon the terms and conditions set forth in this Agreement and pursuant to the DGCL (including Section 251(h) of the DGCL), the closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP located at Four Embarcadero Center, Suite 3800, San Francisco, California on or prior to the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as Parent and the Company shall mutually designate. The date on which the Closing takes place is referred to herein as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such later date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

2.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL.

2.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation and such Bylaws; and

(c) the directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, to serve until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock held by the Company or any wholly owned Company Subsidiary (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock held by Parent, Purchaser or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), Section 2.6(b) and Section 2.9, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (the “Merger Consideration”); and

(iv) each share of the common stock, par value $0.01 per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Company Equity Awards.

(a) Neither Parent nor Purchaser shall assume any Company Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Effective Time, each Company Option, to the extent vested as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Options, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the Option Consideration, without interest and subject to deduction for any required withholding Tax. At the Effective Time, each Company Option, to the extent unvested, shall be cancelled for no consideration.

“Option Consideration” means, with respect to each Company Option, the product of: (i) the excess, if any, of the Offer Price over the exercise price of such Company Option; and (ii) the number of shares of Company Common Stock that may be acquired upon exercise of such Company Option, as to which such Company Option is vested with respect to immediately prior to the Effective Time; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Offer Price, such Company Option shall be canceled and terminated without any payment being made in respect thereof.

(b) Neither Parent nor Purchaser shall assume any Other Company Equity Award in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Effective Time, each Company RSU, to the extent vested as of the Effective Time (i.e., those for which Company Common Stock has not yet been issued), and each Company RSA, by virtue of the Merger and without any action on the part of the holder of such Company RSU or Company RSA, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, promptly following the Effective Time, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product of: (i) the excess, if any, of the Offer Price over the exercise or purchase price payable by the holder thereof, if any, upon exercise or settlement of such Other Company Equity Award (to the extent applicable); and (ii) the number of shares of Company Common Stock subject to (or deliverable under) such Other Company Equity Award. At the Effective Time, each Company RSU, to the extent unvested, shall be cancelled for no consideration. Notwithstanding anything to the contrary in this Agreement, this Section 2.6 shall exclusively govern the treatment of Company RSAs in connection with the Offer, Merger or any other transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary contained herein, promptly after the Effective Time, Parent shall issue to each Company Employee who is a party to a PCFV Agreement a substitute award in the form attached as Exhibit D (the “Substitute Award”), providing for a lump-sum cash payment to each such Company Employee who resigns with “Good Reason” or whose employment is terminated without “Cause” (in each such case as defined in the applicable Substitute Award) on or prior to the one-year anniversary of the Effective Time, equal to the PCFV Amount, subject to deduction for any required withholding Tax. Any such cash payment shall be made at the time specified in the applicable Substitute Award.

(d) The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of an Option Plan as may be necessary.

2.7 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, (A) a valid certificate representing shares of Company Common Stock, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with

Section 2.5, (a “Company Stock Certificate”) is presented to the Payment Agent or to the Surviving Corporation or Parent, or (B) a Book-Entry Share is surrendered in accordance with the instructions to be delivered to the holder thereof pursuant to Section 2.8(b), such Company Stock Certificate or Book-Entry Share shall be canceled and shall be exchanged as provided in Section 2.8 below.

2.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time, or as promptly as practicable thereafter, Parent shall deposit with the Payment Agent cash sufficient to satisfy the Merger Consideration payable pursuant to Section 2.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares pursuant to this Agreement, and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates or Book-Entry Shares immediately prior to the Effective Time (other than to holders of Dissenting Shares to the extent such holders do not also hold Shares that are not Dissenting Shares): (i) a letter of transmittal in customary form; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book-Entry Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate or Book-Entry Share for exchange in accordance with the instructions described in the preceding sentence, and delivery to Payment Agent of a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) each Company Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate and Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Shares previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates or Book-Entry Shares as of the date that is one (1) year after the

Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book-Entry Shares in accordance with this Section 2.8 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and similar Laws) for satisfaction of their claims for the Merger Consideration.

(d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate or Book-Entry Share (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or Book-Entry Share or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and properly makes a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.5, and the holder thereof shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.5, without interest thereon, upon surrender of each Company Stock Certificate representing such shares or, in the case of Book-Entry Shares, upon surrender of such shares in accordance with the instructions to be delivered to holders thereof pursuant to Section 2.8(b).

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

2.10 Withholding. Each of the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Payment Agent to deduct and withhold) from the Merger Consideration payable to any holder of Shares, Company Options, Other Company Equity Awards, or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any applicable Law to deduct and withhold with respect to Taxes. Each of the Surviving Corporation, Parent and Purchaser shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser that the statements contained in this Article 3 are true and correct, except as expressly set forth herein, in the disclosure schedule delivered by the Company to Parent and Purchaser on the Agreement Date (the “Disclosure Schedule”) or in the Company SEC Documents (without giving effect to any amendment to any such document filed on or after the date hereof) filed on or prior to the Agreement Date, other than any information that is contained under the captions “Risk Factors” or “Forward-Looking Statements” or similar forward-looking disclosure (it being acknowledged and agreed that nothing disclosed in the Company SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.3, 3.4, 3.7(ii) and 3.23).

3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(b) The Company and each Company Subsidiary is qualified to do business as a foreign corporation, and is in good standing (to the extent either such concept is recognized under applicable Law), under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect.

(c) Part 3.1(c) of the Disclosure Schedule contains a correct and complete list of each of the Subsidiaries of the Company as of the Agreement Date (the “Company Subsidiaries”) and, for each such Company Subsidiary: (i) the jurisdiction of incorporation or organization; (ii) the name of each shareholder or equity owner thereof; and (iii) the number of shares of capital stock or other equity or voting interests owned by each such holder. Neither the Company nor any Company Subsidiary owns any capital stock of, or any Equity Interest of any nature in, any other Entity, other than: (A) interests in the Company Subsidiaries; and (B) interests classified as cash equivalents or short-term investments on the Company Balance Sheet. There is no Company Contract pursuant to which the Company is obligated to make or may become obligated to make any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation; Bylaws. The Company has made available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto (collectively, the “Company Charter Documents”).

3.3 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has duly and unanimously adopted resolutions by which the Company Board has: (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement, the Offer and the Merger on the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Purchaser pursuant to the Offer; and (iv) authorized that the Merger be effected pursuant to Section 251(h) of the DGCL and effected as soon as practicable following the consummation of the Offer. Assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b) Assuming the accuracy of the representations and warranties of Purchaser and Parent in Section 4.11, Section 203 of the DGCL is not applicable to this Agreement or the transactions contemplated hereby and there is no other takeover or anti-takeover statute or similar federal or state Law applicable to this Agreement and the transactions contemplated hereby that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the transactions contemplated hereby.

3.4 Capitalization, etc.

(a) As of April 19, 2015 (the “Capitalization Date”), the authorized capital stock of the Company consisted of 32,500,000 shares of Company Common Stock, of which 20,788,385 shares were issued and outstanding (including 85,000 shares of Company Common Stock subject to issuance pursuant to unvested restricted stock awards granted under the Option Plans); and 15,000,000 shares of preferred stock, par value $0.001 per share, of the Company, of which no shares were issued or outstanding. As of the Capitalization Date: (i) no shares of Company Common Stock were held in the treasury of the Company; (ii) 1,674,902 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Option Plans (stock options granted by the Company pursuant to the Option Plans are referred to collectively herein as “Company Options”); and (iii) 440,781 shares of Company Common Stock were subject to issuance pursuant to restricted stock unit awards granted under the Option Plans. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company Subsidiaries. Except as described in Part 3.4(a) of the Disclosure Schedule, as of the Agreement Date: (A) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal in favor of the Company; (B) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock; and (C) the Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. From April 20, 2015 through the Agreement Date, each inclusive, the Company has not issued any shares of Company Common Stock except pursuant to the exercise of Company Options outstanding as of the Capitalization Date and the vesting of Other Company Equity Awards under the Option Plans outstanding as of the Capitalization Date.

(b) Part 3.4(b) of the Disclosure Schedule sets forth a correct and complete list of all Company Options and Other Company Equity Awards outstanding as of the Capitalization Date, including with respect to each such option or award: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such option or other award; (iii) the grant or issuance date; (iv) any applicable vesting schedule; and (v) with respect to each Company Option, (A) the exercise price and (B) the expiration date.

(c) Except as set forth in Parts 3.4(a) or 3.4(b) of the Disclosure Schedule, as of the Agreement Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) All outstanding shares of Company Common Stock, Company Options and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Company Contracts. No Company Option was issued with an exercise price less than fair market value on the date of grant.

(e) All of the shares of capital stock of the Company Subsidiaries identified as being held by the Company in Part 3.1(c) of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws.

3.5 SEC Filings; Financial Statements.

(a) Since December 31, 2012, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect. The certifications and statements required by Rule 13a-14 under the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing).

(b) The audited consolidated financial statements of the Company and its consolidated Subsidiaries contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, all in accordance with GAAP. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2014 set forth in the Company’s Annual Report on Form 10-K filed with the SEC, and the “Company Balance Sheet Date” means December 31, 2014.

(c) The Company maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are sufficient to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures. The Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies and material weaknesses known to it in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The Company maintains a system of internal control over financial reporting (as defined by Rule 13a-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed in accordance with the authorization of management, and (iv) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(e) Since December 31, 2012, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein), in each case except for written comments or questions from the SEC or other Governmental Body related to Company SEC Documents filed or submitted in connection with the Merger or the Offer. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(f) Since December 31, 2012, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Document, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Since December 31, 2012, neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.6 Interested Party Transactions. Except as disclosed in the Company SEC Documents, from the Company Balance Sheet Date through the Agreement Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

3.7 Absence of Changes. Except in connection with this Agreement and as required by applicable Law, between the Company Balance Sheet Date and the Agreement Date: (i) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects; (ii) there has not been any Company Material Adverse Effect; and (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the Agreement Date, would require the prior written consent of Parent under Section 5.2(b).

3.8 Title to Assets. The Company and each Company Subsidiary owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet. All of said assets are owned by the Company or one of the Company Subsidiaries free and clear of any Encumbrances, except for: (i) Permitted Encumbrances; and (ii) Encumbrances described in Part 3.8 of the Disclosure Schedule. The Company or one of the Company Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them on the Company Balance Sheet.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule sets forth a list of all Company Registered IP as of the Agreement Date, including for each such item: (i) the jurisdiction(s) of issuance or registration or the jurisdiction(s) in which any application for such issuance or registration has been filed; and (ii) the applicable application or registration number(s). To the Company’s Knowledge, all filings (with authorities in the United States or foreign jurisdictions, as the case may be), payments and other actions required to be made or taken by the Company or any Company Subsidiary before the Agreement Date to maintain each item of material Company Registered IP have been made and taken. To the Company’s Knowledge, the Company Registered IP is subsisting and, to the extent issued or registered, is enforceable, and is not subject to any outstanding order or Legal Proceeding with a Governmental Body adversely affecting the Company’s or any Company Subsidiary’s use thereof or rights thereto. As of the Agreement Date and to the Company’s Knowledge, none of the patents or patent applications listed in Part 3.9(a) of the Disclosure Schedule is involved in any interference, reexamination, opposition or similar active proceeding.

(b) Each item of material Company Owned IP is exclusively owned by the Company or one of the Company Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances. To the Company’s Knowledge, the Company Owned IP and the Company In-Licensed IP constitute all of the Intellectual Property used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted by the Company and the Company Subsidiaries.

(c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned IP.

(d) To the Company’s Knowledge, no trade secret or confidential know how that is material to the business of the Company and the Company Subsidiaries has been disclosed or authorized to be disclosed to any third-party, other than pursuant to a non-disclosure agreement or similar instrument. The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their respective rights in the trade secrets of the Company and the Company Subsidiaries. Without limiting the foregoing, the Company and the Company Subsidiaries have policies requiring each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property for the Company or the Company Subsidiaries to execute a proprietary information, confidentiality and invention assignment agreement substantially in a form provided to Purchaser. All current employees, consultants and independent contractors of the Company and the Company Subsidiaries, all former employees, consultants and independent contractors of the Company and the Company Subsidiaries whose employment or other relationship with the Company terminated within the past two years and, to the Company’s Knowledge, all other former employees, consultants and independent contractors of the Company and the Company Subsidiaries, in each case who have created Intellectual Property for the Company or the Company Subsidiaries, have executed such an agreement.

(e) To the Company’s Knowledge, as of the Agreement Date, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP. To the Company’s Knowledge, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any Company Products, and the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as has been conducted during the past three (3) years, does not infringe, misappropriate or otherwise violate any Intellectual Property right of any other Person or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the Laws of any jurisdiction. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened in writing against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement, misappropriation, violation or use of any Intellectual Property.

(f) No software covered by, embodying any, or otherwise a part of any Company Owned IP has been in the past six (6) years or is being distributed, in whole or in part, or was in the past six (6) years used, or is being used in conjunction with any Public Software in a manner which would require that such software (excluding the original Public Software) (i) be disclosed or distributed in source code form, made available at no charge or otherwise licensed free of charge to third parties; or (ii) be decompiled, disassembled or otherwise reverse engineered (except as required by Law).

(g) Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or Company Subsidiaries. No third-party, other than employees, contractors or consultants, is currently in possession of such source code.

(h) The Company and Company Subsidiaries have complied with all applicable Laws, privacy obligations, and their respective internal privacy policies and guidelines relating to the collection and use of personally identifiable information. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the use of personally identifiable information and the applicable privacy policies of the Company and Company Subsidiaries. The Company and Company Subsidiaries have at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures have been inaccurate, misleading or deceptive or in violation of any applicable Laws.

3.10 Contracts.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will by the Company or one of its Subsidiaries, pursuant to which the Company or one of its Subsidiaries has continuing obligations of $200,000 or more per calendar year as of the date of this Agreement (other than those pursuant to which severance is required by Law);

(iii) any Company Contract in connection with which or pursuant to which the Company and the Company Subsidiaries are committed to spend, in the aggregate, more than $1,000,000 during the current fiscal year;

(iv) any Company Contract that generated more than $1,000,000 in revenues for the Company or any Company Subsidiary in the fiscal year ended December 31, 2014;

(v) any Company Contract relating to the acquisition, transfer, development or sharing of any material Intellectual Property rights (except for any Company Contract pursuant to which (A) any Intellectual Property rights are licensed to the Company or any Company Subsidiary under any third-party software license generally available to the public; or (B) any Intellectual Property rights are licensed by the Company to any Person on a non-exclusive basis);

(vi) any Contract (A) relating to a transaction involving the disposition or acquisition of (1) assets whose value, in each case, is in excess of $2,500,000 or (2) any tangible assets constituting a material business or business line by the Company or any Company Subsidiary after the date of this Agreement, in each case other than in the ordinary course of business; or (B) pursuant to which the Company or any Company Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Company Subsidiary;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to any Company Subsidiary in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(viii) any Contract providing for the payment, increase or vesting of any benefits or compensation in connection with the Merger;

(ix) any Contract that is a settlement agreement that imposes material obligations on the Company or any Company Subsidiary after the date of this Agreement;

(x) any Contract that involves a material joint venture, limited liability company or partnership with any third Person;

(xi) any Contract containing any covenant or other provision (A) limiting the right of the Company or any Company Subsidiary to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any Company Subsidiary from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole; and

(xii) any Company Contract which provides for indemnification of any Company Employee.

(b) Part 3.10(a) of the Disclosure Schedule lists all Material Contracts as of the Agreement Date. Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c) To the Company’s Knowledge, as of the Agreement Date, neither the Company nor any Company Subsidiary party to, nor any other party to, any Material Contract, is in material breach of, or material default under, any Material Contract.

3.11 Liabilities. The Company has no liabilities, obligations or commitments of any nature (whether matured or unmatured, accrued, absolute, contingent, or otherwise) (“Liabilities”) except for: (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet; (ii) normal and recurring Liabilities that have been incurred by the Company since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (iii) Liabilities for performance under executory Company Contracts (none of which is a liability for a material breach thereof); and (iv) Liabilities under this Agreement.

3.12 Compliance with Law. Except as set forth in Part 3.12 of the Disclosure Schedule (i) the Company and the Company Subsidiaries are, and at all times since December 31, 2010, have been, in compliance in all material respects with all applicable Laws; and (ii) since

December 31, 2010, neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law, in each case, except for violations or failures to comply which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

3.13 Governmental Authorizations. The Company and the Company Subsidiaries hold all Governmental Authorizations necessary to enable the Company and the Company Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to have such authorization would not be reasonably likely to have a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Schedule: (i) to the Company’s Knowledge, the Company and the Company Subsidiaries are, and at all times since December 31, 2010, have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations; and (ii) since December 31, 2010, neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except in each case, for any violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification which would not be reasonably likely to have a Company Material Adverse Effect.

3.14 Tax Matters.

(a) Each of the U.S. federal and other material Tax Returns required to be filed by or on behalf of the Company and the Company Subsidiaries with any Governmental Body on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Laws; and (iii) has been, or will be when filed, true, correct and complete in all material respects. All Taxes shown as due required to be paid by the Company and the Company Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with Section 3.14(b) below.

(b) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Agreement Date in accordance with GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company and the Company Subsidiaries.

(c) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any Company Subsidiary with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of the Company Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested by the Company. There are no Encumbrances for Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Encumbrances. Neither the Company nor any Company Subsidiary has been, and the Company and the Company Subsidiaries will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision of state or foreign Law as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where neither the Company nor any Company Subsidiary files a Tax Return that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any Company Subsidiary is a party to, bound by, or has any contractual obligation under any Tax allocation or sharing agreement (except for customary agreements to indemnify lenders or security holders in respect of Taxes or other agreements of which the primary subject matter is not Taxes).

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and neither Parent nor Purchaser will be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.

(h) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company or any Company Subsidiary may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for Taxes of another Person (other than members of a group the common parent of which was the Company) under Treasury Regulations Section 1.1502-6 (or any comparable provision of state or foreign Law), by operation of Law, as a transferee or successor, by contract or otherwise.

(i) The Company has disclosed on its federal income Tax Returns all positions that would give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any comparable provision of state or foreign Law.

(j) The Company has not participated, nor is it currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or in a similar transaction under any comparable provision of state or foreign Law.

3.15 Employee and Labor Matters; Benefit Plans.

(a) To the Company’s Knowledge, no Company Employee is a party to or is bound by any noncompetition agreement that may have a material effect on the business or operations of the Company or any Company Subsidiary.

(b) As of the Agreement Date, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any Company Employee, and, to the Company’s Knowledge, there has been no such activity any time within the prior three (3) years. As of the Agreement Date, there is not pending, and, to the Company’s Knowledge, no union has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action or picketing, and there has been no strike, slowdown, work stoppage, lockout, job action, or picketing any time within the prior three (3) years. The Company and Company Subsidiaries are in material compliance with all Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment and withholding of Taxes. There is no charge of discrimination in employment or employment practices which has been asserted within the prior three (3) years or is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Body.

(c) Part 3.15(c) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and Company Employee Agreement as of the Agreement Date.

(d) The Company has made available to Parent accurate and complete copies, as of the Agreement Date, of each Company Employee Agreement and each material Company Employee Plan, including all amendments thereto and all related trust or other funding documents, and the most recent tax filing with respect to each Company Employee Plan, to the extent applicable. Each Company Employee Agreement and Company Employee Plan has been established and maintained in all material respects in accordance with its material terms and all applicable Laws, except as would not reasonably be expected to result in a Company Material Adverse Effect. No action is pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan, other than for claims for benefits in the ordinary course.

(e) Neither the Company nor any current or former ERISA Affiliate has within the prior six (6) years maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Employee Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former service provider following termination of employment or service with the Company and Company Subsidiaries (other than coverage mandated by applicable Law).

(f) Except as set forth in Part 3.15(f) of the Disclosure Schedule or as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Offer or the Merger will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, except as may be required by applicable Law. None of the Company Employee Plans and Company Employee Agreements in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Part 3.15(g) of the Disclosure Schedule sets forth all PCFV Agreements.

3.16 Real Property; Leasehold. Neither the Company nor any Company Subsidiary owns a fee interest in any real property. Part 3.16 of the Disclosure Schedule sets forth a correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary as of the Agreement Date.

3.17 Insurance. Each insurance policy under which the Company or any Company Subsidiary is an insured or otherwise the principal beneficiary of coverage (each a “Company Insurance Policy”) is in full force and effect and all premiums due thereon as of the Agreement Date have been paid in full. To the Company’s Knowledge: (i) neither the Company nor any Company Subsidiary is in material breach or default under any Company Insurance Policy; and (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or material modification, under any Company Insurance Policy, in each case as relates to clauses (i) and (ii), which breach or default would not have and would not reasonably be expected to have a Company Material Adverse Effect.

3.18 Legal Proceedings. As of the date hereof, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, against or with respect to the Company or any Company Subsidiary. There is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, against or with respect to the Company or any Company Subsidiary, that individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.

3.19 Environmental Matters. Except for such matters as would not have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries;

(b) there are no pending or, to the Company’s Knowledge, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or the Company Subsidiaries or, to the Company’s Knowledge, any property leased by the Company or the Company Subsidiaries alleging non-compliance with or liability under any Environmental Law; and

(c) neither the Company nor any Company Subsidiary has stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to liability under any Environmental Laws.

3.20 Customers, Suppliers, Resellers and Distributors. Part 3.20 of the Disclosure Schedule sets forth a correct and complete list of: (i) each end customer that accounted for more than five percent (5%) of the net revenues of the Company during the twelve (12) month period ended December 31, 2014 (each, a “Major Customer”), and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period; (ii) the top five (5) third-party suppliers and service providers for the Company and the Company Subsidiaries, taken as a whole, during the twelve (12) month period ended December 31, 2014 (each, a “Major Supplier”), and the amount of consideration paid by the Company and the Company Subsidiaries to each Major Supplier during such period; and (iii) the top five (5) third-party resellers and distributors (by net revenue) of the Company and the Company Subsidiaries, taken as a whole, for the twelve (12) month period ended December 31, 2014 (each, a “Major Reseller”), and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Reseller during such period. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Major Customer, Major Supplier or Major Reseller indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Company or any of the Company Subsidiaries.

3.21 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement nor the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company Charter Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Offer or the Merger or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any material portion of the assets owned or used by the Company or any Company Subsidiary, is subject (except, in each case, pursuant to the HSR Act or any applicable foreign Law relating to antitrust or competition matters); or

(iii) contravene, conflict with or result in a violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback or penalty under any Material Contract; (C) accelerate the maturity or performance of any Material Contract; or (D) cancel, terminate or modify any material term of any Material Contract, except in the case of clauses (ii) and (iii) where the contravention of, conflict with, or violation or breach of any such provision, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as may be required by the Exchange Act, the DGCL and the HSR Act, to the Company’s Knowledge, the Company is not required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.22 Fairness Opinion. The Company Board has received the opinion of Stifel, Nicolaus & Company, Incorporated to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price and Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Shares (i) that are owned by Purchaser, Parent, Sponsor or any subsidiary thereof or (ii) that are held by the Company or any Company Subsidiary or as treasury shares).

3.23 Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by the Company.

3.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or the Company Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25 Government Contracts. The Company has not (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Contract for the sale of goods or services currently in performance that is between the Company and a Governmental Body or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body (each such Contract, a “Government Contract”); (b) been suspended or debarred from bidding on government contracts by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) had any Government Contract terminated by any Governmental Body or any other Person for default or failure to perform; or (f) granted the government unlimited rights or government purpose rights in any data including any software developed by the Company. The Company has complied in all material respects with all applicable Laws, regulations and other governmental policies related to any Company or Company Subsidiary facility security clearance.

3.26 Anti-Bribery and Export Compliance.

(a) (i) Neither the Company nor any Company Subsidiary has and, to the Knowledge of the Company, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other applicable anti-corruption or anti-money laundering Law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any Company Subsidiary has received any notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, of any Anti-Corruption Law.

(b) (i) The Company and the Company Subsidiaries are and have been in material compliance with all export control and import control Laws, including those administered by the European Union, U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of Commerce; (ii) neither the Company nor any Company Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company is designated or is owned or controlled by any person designated on any restricted party list of any Governmental Body, including OFAC’s Specially Designated Nationals and Blocked Persons List; and (iii) other than routine audits by Governmental Bodies, neither the Company nor any Company Subsidiary has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, of any export, import or economic sanctions Law.

3.27 Indebtedness. Part 3.27 of the Disclosure Schedule contains a true, correct and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement, other than Indebtedness reflected in the Company Balance Sheet.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Purchaser is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Purchaser is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Purchaser.

4.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors. This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against it in accordance with its terms, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief, and other equitable remedies. Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by any necessary action on the part of Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except for the adoption by Parent (in its capacity as the sole stockholder of Purchaser) of this Agreement following its execution, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.

4.3 Non-Contravention; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent and Purchaser of the Offer, the Merger or any of the other transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Purchaser; (ii) result in a violation by Parent or Purchaser of any order, writ, injunction, judgment or decree to which Parent or Purchaser is subject; or (iii) conflict with or violate any Law applicable to Parent or its Subsidiaries or any property or asset of Parent or any of its Subsidiaries, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Purchaser to consummate the Merger.

(b) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance of this Agreement and the consummation by each of Parent and Purchaser of the Offer, the Merger or any of the other transactions contemplated by this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except: (i) for applicable requirements of the Exchange Act (including, without limitation, the filing of the Offer Documents with the SEC), the Securities Act, and the filings required by the DGCL (including the filing of the Certificate of Merger); (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect; and (iii) filings required under the HSR Act and foreign antitrust Laws.

4.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (i) there is no Legal Proceeding pending against Parent or Purchaser challenging the Offer, the Merger or any other transaction contemplated by this Agreement; and (ii) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Purchaser challenging the Offer, the Merger or any other transaction contemplated by this Agreement.

4.5 Activities of Purchaser. Purchaser was formed solely for the purpose of effecting the Merger. Purchaser has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article 3, each of Parent and Purchaser hereby acknowledges and agrees that: (i) neither the Company nor any Company Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses or operations, including, with respect to any information provided or made available to Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person; and (ii) it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, expressed or implied.

4.8 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) from Sponsor pursuant to which Sponsor has committed to invest the amounts set forth therein (the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement is terminated, that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement.

(b) The Equity Commitment Letter is, as of the date hereof, in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, and no such withdrawal, termination, rescission, amendment, supplement or modification is presently contemplated other than as permitted herein. The Equity Commitment Letter is a legal, valid and binding obligation of Purchaser and Parent and the other parties thereto. Purchaser has delivered a true and complete copy of the Equity Commitment Letter (as amended through the date hereof). There are no side letters or other agreements, contracts or arrangements relating to the Financing or the Equity Commitment Letter, including any that could affect the availability of the Financing, to which Purchaser, Parent, Sponsor or any of their respective Affiliates, is a party other than as expressly set forth or referenced in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would (x) constitute a default or breach on the part of Purchaser, Parent or Sponsor and any of the other parties thereto, under any term of the Equity Commitment Letter, (y) result in a failure of any condition of the Equity Commitment Letter, or (z) result in any portion of the Financing contemplated thereby to be unavailable; provided that Parent and Purchaser are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Article 3, or the Company’s compliance hereunder. Assuming satisfaction of the Offer Conditions, neither Parent nor Purchaser has any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letter at the time it is required to consummate the Offer and the Merger, nor does Parent nor Purchaser have knowledge that Sponsor will not perform its funding obligations under the Equity Commitment Letter in accordance with the terms and conditions therein. Purchaser and Parent have fully paid any and all commitment fees or other fees or deposits required by the Equity Commitment Letter to be paid on or before the date hereof. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable) set forth in this Agreement, the aggregate net proceeds of the Financing will be sufficient for the satisfaction of all of Purchaser’s and Parent’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to allow Purchaser and Parent to perform all of their obligations under this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter.

(c) The obligations of Parent and Purchaser under this Agreement (i) are not contingent upon the funding of the amount contemplated to be funded pursuant to the Equity Commitment Letter and (ii) are not subject to any conditions regarding Parent’s or Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.9 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Sponsor with respect to certain matters on the terms specified therein. The Sponsor has all necessary corporate power and authority to enter into and to perform its obligations under the Guarantee, and the execution, delivery and performance by the Sponsor of the Guarantee has been duly authorized by any necessary action on the part of the Sponsor. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Sponsor party thereto in favor of the Company, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under such Guarantee.

4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent or Purchaser.

4.11 Interested Stockholder. None of Parent, Purchaser, any of Parent’s Subsidiaries nor any of their respective “affiliates” or “associates” is, or has been at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

ARTICLE 5

COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (A) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the respective Representatives of the Company and each of the Company Subsidiaries, and books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Company and the Company Subsidiaries; (B) provide Parent and Parent’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; and (C) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company and the Company Subsidiaries responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Offer and the Merger. Information obtained by Parent or Purchaser pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (x) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (y) result in a violation of applicable Law; or (z) reasonably be expected to violate or result in a loss or impairment of any attorney-client privilege or work product privilege or similar legal protection. No information or knowledge obtained by Parent or Purchaser pursuant to this Section 5.1 shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company set forth in this Agreement.

5.2 Operation of the Company’s Business.

(a) Except as expressly contemplated, required or permitted by this Agreement; as required by applicable Law; as set forth in Part 5.2(a) of the Disclosure Schedule; or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall: (A) ensure that it conducts its business: (I) in the ordinary course and substantially in accordance with past practices; and (II) in material compliance with all applicable Laws; (B) use commercially reasonable efforts consistent with past practices to ensure that it preserves intact its current business and operations, keeps available the services of its current officers and employees and maintains its relationships with material suppliers, landlords, and other Persons having significant business relationships with the Company; (C) manage its working capital in the ordinary course and substantially in accordance with past practices; and (D) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(b) of the Disclosure Schedule, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall not authorize any of the Company Subsidiaries to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of any Other Company Equity Award under the Option Plans, in each case, to the extent such Company Options or Other Company Equity Awards are outstanding on the Agreement Date;

(iii) amend or otherwise modify any of the terms of any outstanding Company Option or Other Company Equity Award, except as required by applicable Law or as contemplated by this Agreement;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents;

(v) acquire any Equity Interest, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that grants any right of refusal or offer to any Person or which would explicitly impose any material restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (E) to operate at any location in the world;

(vii) other than in the ordinary course of business, including the ordinary course amendment, renewal or termination of, or entry into, customer Contracts (A) amend, renew or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract or (B) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;

(viii) make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Encumbrances, or permit any material Company Registered IP to lapse, expire or be abandoned;

(ix) lend money to any Person (other than advances to Company Employees in the ordinary course of business), or, except in the ordinary course of business, incur or guarantee any indebtedness;

(x) make or authorize any capital expenditures (except that the Company and the Company Subsidiaries may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to Parent prior to the date hereof so long as such capital expenditures, together with any capital expenditures made prior to the date hereof during the fiscal year 2015, do not cause aggregate capital expenditures in the fiscal year 2015 to exceed $1,250,000);

(xi) establish, adopt, enter into or amend any material Company Employee Plan or Company Employee Agreement, pay any material bonus or make any material profit-sharing payment to, or materially increase the amount of, the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company may: (A) provide routine salary increases to Company Employees who are not officers or directors in the ordinary course of business consistent with past practice and in connection with the Company’s customary employee review process; (B) amend the Company Employee Plans to the extent required by applicable Law; and (C) make customary bonus and profit-sharing payments in accordance with plans or arrangements existing on the Agreement Date);

(xii) other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiii) make or change any material Tax election or make any material change to any accounting method or accounting period used for Tax purposes (or request such a change), other than as required by GAAP or SEC rules and regulations;

(xiv) enter into any collective bargaining agreement or agreement to form a works council or other agreement with any labor organization or works council (except to the extent required by applicable Law, including the Company’s obligation to bargain in good faith (i.e., nothing in this Agreement shall require the Company to take or omit to take any action that it reasonably believes would constitute an unfair labor practice));

(xv) adopt a “shareholder rights plan” or poison pill;

(xvi) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (A) reflected or reserved against in full in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or (B) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole; or

(xvii) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3 Approval of the Merger. The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected by Parent, Purchaser and the Company as soon as practicable but in no event more than three (3) Business Days following the consummation of the Offer, without a stockholders meeting, pursuant to Section 251(h) of the DGCL.

5.4 No Solicitation by the Company; Other Offers.

(a) Subject to Section 5.4(b), until the earlier of the Acceptance Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company and the Company Subsidiaries shall not, and shall not authorize or permit its or their respective Representatives to, directly or indirectly through another Person, except as otherwise provided below in this Section 5.4: (i) solicit, initiate or knowingly encourage or take any other action to facilitate the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to any Acquisition Proposal; (iii) approve, endorse or recommend an Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to any Acquisition Proposal or approve, endorse or recommend or enter into any letter of intent, memorandum of understanding or other Contract relating to an Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to any Acquisition Proposal or which would require the

Company to abandon or terminate its obligations under this Agreement, or (iv) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall not grant any waiver or release under any standstill provision or similar agreement.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the Acceptance Time, in response to an unsolicited bona fide, written Acquisition Proposal which was made or renewed on or after the date of this Agreement that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside legal counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions); and provided further, that all material non-public information provided or made available to the Person making such Acquisition Proposal shall have been previously provided to Parent or is provided to Parent promptly (and in any event within forty-eight (48) hours) after it is provided to such Person; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c) The Company shall promptly advise Parent in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal described in Section 5.4(b), of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.4 or otherwise prohibit the Company from complying with its obligations under this Section 5.4.

(d) The Company Board shall not: (i) fail to make the Company Board Recommendation to the Company’s stockholders; (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the approval of any Acquisition Proposal or the adoption thereof or any Contract with respect to any Acquisition Proposal, that would require, or would reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby, or allow the Company or any Company Subsidiary to execute or enter into any such Contract; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the Acceptance Time, take any of the actions set forth in Sections 5.4(d)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 5.4(e):

(i) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if (A) the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, and (B) the Company Board concludes in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;

(ii) effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; and

(iii) terminate this Agreement pursuant to Section 7.1(i) and enter into a Company Acquisition Agreement, but only if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company’s financial advisor and outside legal counsel, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such Company Acquisition Agreement would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.4(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.4(d)(i) or Section 5.4(d)(ii); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 5.4(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (y) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (z) terminate this Agreement pursuant to Section 7.1(i) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain the identity of the Person making such Superior Proposal, a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement and any attachments thereto in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); (B) the Company shall have given Parent four (4) Business Days after Parent’s receipt of the Recommendation Change Notice to propose revisions to the terms of this Agreement or make another proposal and shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (C) Parent does not make, within four (4) Business Days after the receipt of such notice, a proposal that would, in the good-faith judgment of the Company Board (after consultation with outside legal counsel and, in the case of a Superior Proposal, the Company’s financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than one (1) Business Day after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any Company Subsidiary that describes the terms or conditions of any Acquisition Proposal. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(i) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period.

(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.4(f) shall not affect the obligations of the Company and the Company Board and the rights of Parent and Purchaser under Section 5.4(d) and Section 5.4(e), to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or, in the case of a public Acquisition Proposal that is not a third-party tender offer, any similar communication that does not contain more than what would be permitted under Rule 14d-9(f) under the Exchange Act had such communication been issued in connection with a third-party tender offer, shall be deemed to be a Change in Company Board Recommendation).

5.5 Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable: (i) as promptly as practicable (and in any event within three (3) Business Days) after the Agreement Date, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger; and (ii) as promptly as practicable (and in any event within seven (7) Business Days) after the Agreement Date, all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other Law relating to the Offer and the Merger. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice or any other Governmental Body; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any

Governmental Body; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Laws. In connection with the foregoing: (w) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body with respect to the Merger, subject to advice of such party’s antitrust counsel; (x) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend and/or participate; (y) if one party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto; and (z) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust Laws. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint; and (2) to eliminate every impediment under any antitrust Law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Offer and the Merger; provided, however, that all obligations of the Company, Purchaser and Parent relating to the Financing shall be governed exclusively by Section 5.15, and not this Section 5.5.

(c) Upon the terms and subject to the conditions set forth in this Agreement, Parent shall take all action necessary or required to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Offer (including payment for Shares accepted for payment) and the Merger upon the terms and subject to the conditions set forth in this Agreement.

5.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.4, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.7 Director and Officer Liability.

(a) From and after the Closing Date, the Company, the Surviving Corporation and their respective Subsidiaries shall, and Parent shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to: (i) indemnify, defend and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and each Company Subsidiary (in all of their capacities) (each, an “Indemnified Person”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any Company Subsidiary pursuant to the Company Charter Documents, the charter and organizational documents of the Company Subsidiaries and the indemnification agreements in existence on the date hereof with any directors or officers of the Company or any Company Subsidiary; and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six (6) years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (A) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume in writing all of the obligations set forth in this Section 5.7.

(b) The Company shall, prior to the Expiration Time, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Persons, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Offer and the Merger.

(c) Parent shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any Company Subsidiary pursuant to any written indemnification agreements with the Indemnified Persons, or any other person entitled to the benefit of this Section 5.7, as applicable, identified in Part 3.10(b)(vi) of the Disclosure Schedule.

(d) Except as required by applicable Law, the obligations set forth in this Section 5.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.7(b)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the “tail” policy referred to in Section 5.7(b). Each of the Indemnified Persons or other persons who are beneficiaries under the “tail” policy referred to in Section 5.7(b) (and, if and to the extent applicable, their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.7, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons (and, if and to the extent applicable, their heirs and representatives) under this Section 5.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

5.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 2(d) of Annex A or Section 7.1(f) or Section 7.1(h), as applicable;

(b) to the extent the Company has Knowledge of such notice or communication or Parent has knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is required in connection with the Offer or the Merger;

(c) of any material written communication from any Governmental Body related to the Offer or the Merger; and

(d) of any proceedings commenced and served upon it or any of its Subsidiaries, or to the Company’s Knowledge or Parent’s knowledge, threatened in writing against it or any of its Subsidiaries, that, if pending on the Agreement Date, would have been required to be disclosed pursuant to any Section of this Agreement.

5.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (i) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Offer or the Merger and shall keep Parent reasonably informed regarding any such shareholder litigation; and (ii) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such shareholder litigation, and no settlement shall be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.10 Rule 16b-3. Parent, Purchaser and the Company shall take all such steps as may be required to cause the transactions contemplated by Article 2, and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employee Matters.

(a) For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean employees who are employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) Compensation. During the Continuation Period, Parent shall, or shall cause its Subsidiaries to, provide to the Covered Employees compensation (such term to include salary, bonus opportunities, commissions, severance, and other compensation, but to exclude equity compensation) and benefits (including the costs of participation to Company Employee Plan participants) that are in the aggregate, no less favorable than the compensation and benefits being provided to Covered Employees immediately prior to the Effective Time.

(c) Benefit Plans. During the Continuation Period, Parent shall maintain or cause the Surviving Corporation and its Subsidiaries to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Employee Plans in all respects (other than long-term incentives, change in control, retention, transition, stay or similar arrangements, but including severance) that were in effect immediately prior to the Effective Time; provided, however, that Parent’s obligations under this Section 5.11 shall be subject to such modifications as are necessary to comply with applicable Law of the foreign countries and their political subdivisions, and applicable labor agreements.

(d) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e) Service Crediting. As of the Effective Time and thereafter, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company or the Company Subsidiaries (or any predecessor entities of the Company or any Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable). In no event shall anything contained in this Section 5.11(e) result in any duplication of benefits for the same period of service.

(f) Nothing in this Section 5.11 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time; provided that Parent otherwise complies with its obligations under this Section 5.11.

(g) Nothing herein shall be interpreted to provide status to any Covered Employee as a third-party beneficiary of this Agreement.

5.12 Confidentiality. The parties acknowledge that an Affiliate of Parent and the Company have previously executed a confidentiality agreement, dated as of September 29, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.13 Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Purchaser shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated by this Agreement.

5.14 Rule 14d–10(d) Matters. Prior to the Acceptance Time and to the extent permitted by applicable Law, the Company (acting through the Company Board, compensation committee or its “independent directors” as defined by NASDAQ listing rules to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its Subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits are paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.15 Financing.

(a) Each of Purchaser and Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing as promptly as reasonably practicable on the terms and conditions described in the Equity Commitment Letter, including: (i) maintaining in effect the Equity Commitment Letter; (ii) satisfying on a timely basis all conditions applicable to Parent and Purchaser set forth in the Equity Commitment Letter that are within their control; (iii) consummating the Financing at or prior to the Acceptance Time (and in any event prior to the Outside Date), subject to the satisfaction, or waiver by Parent, of all conditions to the Offer and the Merger; and (iv) fully enforcing each Sponsor’s obligations (and the rights of Parent and Purchaser) under the Equity Commitment Letter.

(b) Neither Purchaser nor Parent shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Equity Commitment Letter without the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion), to the extent such amendments, modifications or waivers would (i) reduce the aggregate amount of aggregate cash proceeds available from the Financing, or (ii) impose new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent or other terms therein in a manner adverse to Purchaser, Parent or the Company, including any expansion, waiver, amendment or modification that would be reasonably likely to (A) prevent or delay or impair the ability of Purchaser and Parent to consummate the Offer, the Merger and the other transactions contemplated hereby, (B) adversely impact the ability of the Company, Purchaser or Parent to enforce its rights or remedies against the other parties to the Equity Commitment Letter or (C) make the timely funding of the Financing or satisfaction of the conditions precedent to obtaining the Financing any less likely to occur. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) any amendment, waiver or modification, or agreement to do any of the foregoing, of any term of the Equity Commitment Letter, (ii) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, or (iii) any refusal by the Sponsor to provide, any stated intent by the Sponsor to refuse to provide, or any expression of concern or reservation by the Sponsor regarding its obligation and/or ability to provide, the full financing contemplated by the Equity Commitment Letter. Neither Purchaser nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Equity Commitment Letter.

5.16 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts to provide cooperation reasonably requested by Parent in connection with the arrangement and consummation of any third-party debt financing for the purpose of financing the transactions contemplated hereby (provided that such requested cooperation does not unreasonably interfere with the ongoing operations or business of the Company or any Company Subsidiary), including: (i) participating in meetings, presentations, marketing sessions (including with ratings agencies) and due diligence sessions and promptly furnishing such reasonably available information (including financial information) as may be reasonably requested by Parent; (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with such financing and participating in a reasonable number of customary meetings with potential financing sources and senior management; (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent (including, without limitation, a certificate of the Chief Financial Officer (or equivalent reasonably satisfactory to Parent) of the Company and any Company Subsidiary with respect to solvency matters) and otherwise facilitating the pledging of collateral and the providing of guarantees (including providing reasonable and customary information required in connection with the pledging and identification of intellectual property to the extent specifically requested by Parent); (iv) to the extent reasonably requested by the Parent in writing at least ten (10) Business Days prior to the due date therefor, furnishing all documentation and other information about the Company and the Company Subsidiaries that the potential financing sources have reasonably requested for compliance under applicable “know your customer” and anti-money-laundering rules and regulations; and (v) obtaining the release and termination of liens on Company and Company Subsidiary assets, provided that neither the Company nor any Company Subsidiary shall be required to be an issuer or obligor with respect to such financing, or incur any obligation under any such documents or certificates that is effective, in each case, prior to the Effective Time. Nothing herein shall require the Company to provide such cooperation described in the foregoing sentence to the extent it would require the Company or any Company Subsidiary to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.

(b) Each of Parent and Purchaser acknowledges and agrees that the obtaining of any financing (debt or otherwise, including the Financing) is not a condition to the Offer or the Closing.

5.17 Cash. No later than three (3) Business Days prior to any then-scheduled Expiration Time, unless instructed by Parent in writing otherwise, the Company shall, and shall cause its Subsidiaries to, other than with respect to Excluded Cash: (a) liquidate any Cash Equivalents and Short-Term Investments into Cash and (b) transfer all Cash to a bank account of the Company located in the United States (the “Company Cash Account”). The Company shall not transfer any Cash (other than Excluded Cash) from the Company Cash Account to another investment or bank account of the Company or any of its Subsidiaries prior to the Acceptance Time; provided, however, that the Company shall not be required to take any such actions to the extent that such actions, individually or taken together, after consultation with Parent and taking into account any consent of Parent to allow transfers out of the Company Cash Account, would or would reasonably be expected to (i) render such Company Subsidiary insolvent, (ii) cause the Company or any Company Subsidiary to be in violation of applicable Law, or (iii) cause a director of the Company or of any Company Subsidiary to become liable, in the Company’s reasonable judgment, for claims by a third-party. On the date three (3) Business Days prior to each scheduled Expiration Time, the Company shall deliver to Parent an unaudited statement setting forth a reasonable estimate of the Company’s and its Subsidiaries (i) Cash (including, without limitation, Cash in United States accounts), Cash Equivalents and Short-Term

Investments and (ii) Cash located in the Company Cash Account (the “Cash Statement”), and such documentation supporting the Cash Statement as Parent shall reasonably request. The Cash Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company. At the Offer Closing, the Company shall deposit with the Payment Agent such funds from the Company Cash Account as instructed by Parent, which funds shall be used solely for purposes of paying a portion of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer or for purposes of paying a portion of the Merger Consideration payable pursuant to Section 2.5 and shall not be used to satisfy any other obligation.

ARTICLE 6

CONDITIONS TO MERGER

6.1 Conditions to Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a) No Restraints. No order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent) (collectively, “Restraints”) or Law, in each case, enacted, promulgated, issued or entered by any Governmental Body of competent jurisdiction in the United States, shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(b) Offer. Purchaser (or Parent on Purchaser’s behalf) shall have irrevocably accepted for purchase all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned prior to the Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Acceptance Time shall not have occurred on or prior to the close of banking business, California time, on August 31, 2015 (the “Outside Date”);

(c) by either Parent or the Company, upon written notice to the other party, if the Offer is terminated or withdrawn pursuant to the terms of this Agreement without any Shares being purchased thereunder; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Shares to be purchased is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement;

(d) by either Parent or the Company, upon written notice to the other party, if any Governmental Body of competent jurisdiction in the United States shall have: (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Acceptance Time and which has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or Merger in the United States, or (ii) issued or granted any Restraint that is in effect as of immediately prior to the Acceptance Time and which has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States;

(e) by Parent, upon written notice to the Company, if a Triggering Event shall have occurred;

(f) by Parent, upon written notice to the Company, if: (i) there shall have been a material breach of any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in Article 3 shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of clause (ii), result in the Offer Conditions set forth in Section 2(b) or Section 2(c) of Annex A not being satisfied, and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured by the date five (5) Business Days prior to the Outside Date;

(g) by the Company, upon written notice to Parent, if: (i) Purchaser fails to commence the Offer in violation of Section 1.1 hereof for more than two (2) Business Days following the time required for commencement therein in Section 1.1 hereof; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g)(i) if the Company is, or has at any time been, in breach of any of its representations, warranties, covenants or agreements hereunder in any manner that would impede or frustrate the ability of Parent or Purchaser to comply with its obligations under Section 1.1 hereof, or has otherwise failed to promptly comply with reasonable requests for information or other assistance in connection with commencement of the Offer; (ii) Purchaser terminates or makes any material change to the Offer in violation of the terms of this Agreement; or (iii) (A) all the Offer Conditions shall have been, and continue to be, satisfied or waived as of the Expiration Date; (B) the Company has confirmed by written notice its intention to terminate this Agreement pursuant this Section 7.1(g)(iii) if Parent and Purchaser fail to consummate the Offer Closing when required in accordance with Section 1.1(d), (C) Parent has failed to consummate the Offer on the date the Offer Closing should have occurred in accordance with Section 1.1(d) and (D) the Company stood ready, willing and able to consummate the Merger on that date and the Company shall have given Parent a written notice on or prior to such date confirming such fact;

(h) by the Company, upon written notice to Parent, if: (i) there shall have been a material breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement; or (ii) any representation or warranty of Parent and Purchaser set forth in Article 4 shall have been inaccurate when made or shall have become inaccurate, that would, in either case, have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer and the Merger, and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured by the date five (5) Business Days prior to the Outside Date; or

(i) by the Company, upon written notice to Parent, if (i) the Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, (ii) the Company has not materially breached Section 5.4, and (iii) the Company concurrently with such termination enters into a Company Acquisition Agreement and pays to Parent the Termination Fee.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 1.2(b) (only with respect to the last sentence thereof), Section 5.12 (together with the Confidentiality Agreement), this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7.3 Expenses; Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(i), then the Company shall pay to Parent the Termination Fee. The Termination Fee payable pursuant to this Section 7.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(e) and concurrently with any termination pursuant to Section 7.1(i).

(b) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have been publicly announced or publicly disclosed and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c) where the failure of the Acceptance Time to occur prior to the Outside Date is attributable to the failure of the Minimum Condition to have been satisfied, or (B) by Parent pursuant to Section 7.1(f) for willful and material breach, and (iii) within twelve (12) months after such termination, the Company (X) shall have entered into a definitive agreement with respect to an Acquisition Proposal and an Acquisition Transaction for such Acquisition Proposal is subsequently consummated or (Y) consummates an Acquisition Transaction, then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds on the date such transaction is consummated. For purposes of this Section 7.3(b), all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%).”

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Termination Fee pursuant to Section 7.3(a) or Section 7.3(b), if applicable, shall, except in the case of fraud or willful or intentional breach by the Company, constitute the sole and exclusive remedy under this Agreement of Parent and Purchaser and each of their Affiliates and Representatives.

(e) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Purchaser, Sponsor, or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, Representatives or Affiliates (collectively, the “Parent Related Parties”) have any liability for monetary damages to the Company or the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, Representatives or Affiliates (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Purchaser as provided herein. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Related Party with respect to, this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by Sponsor, Parent or Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Purchaser to the extent expressly provided for in this Agreement or Sponsor to the extent expressly provided for in the Guarantee and the Equity Commitment Letter. In no event shall the Company or its Affiliates be permitted or entitled to receive both a grant of specific performance and monetary damages.

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails to promptly pay the fee due pursuant to Section 7.3, and, in order to obtain such payment, Parent commences litigation that results in an award against the Company for such fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement, including any annex or exhibit attached hereto, may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto; provided, however, that no such amendment shall be made or given that (i) requires the approval of the stockholders of the Company under applicable Law unless such approval is obtained; or (ii) causes the Merger Consideration to differ from the Offer Price.

8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) to the extent permitted by applicable Law, waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement, in each case, including agreements and conditions set forth in any annex or exhibit attached hereto. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.3 No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement, which by its terms, contemplates performance after the Effective Time.

8.4 Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Disclosure Schedule, the documents and instruments relating to the Offer and the Merger referred to in this Agreement, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (i) the rights of holders of Shares to receive the Offer Price after consummation of the Offer and the Merger Consideration after the Effective Time as provided in Articles 1 and 2 and the holders of Company Options and Other Company Equity Awards to receive the consideration described in Article 2 after the Effective Time; (ii) the directors and officers of the Company covered by Section 5.7; and (iii) the rights of the Parent Related Parties set forth in Section 7.3.

8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware (or, if such court declines to exercise jurisdiction over such matter, any state or federal court in the State of Delaware), and the parties irrevocably submit to the jurisdiction of such courts (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Specific Enforcement.

(a) The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, shall be subject to the requirement that:

(i) all of the Offer Conditions shall have been satisfied or waived as of the Expiration Time; and

(ii) the Company has irrevocably confirmed to Parent in writing that (i) all the Offer Conditions and the conditions in Section 6.1, as applicable, have been satisfied or waived by Parent, and (ii) if specific performance is granted, the Offer Closing and the Closing would occur.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may (i) assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent or (ii) pledge its rights hereunder to any sources of third-party debt financing, each without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); (iv) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (v) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission:

if to Parent or Purchaser:

c/o Francisco Partners

One Letterman Drive

Building C—Suite 140

San Francisco, CA 94129

Attention: Chief Operating Officer

Facsimile No: (415) 418-2999

with a copy to (which copy shall not constitute notice):

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

Attention: Michael J. Kennedy and Jeffrey C. Wolf

Facsimile No: (415) 616-1448

Email: mkennedy@shearman.com; jeffrey.wolf@shearman.com

if to the Company:

Procera Networks, Inc.

47448 Fremont Boulevard

Fremont, CA 94538

Attention: Chief Executive Officer

Facsimile No: (510) 656-1355

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin

Facsimile No: (650) 320-1904

Email: jeffhartlin@paulhastings.com

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.

8.12 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.13 Disclosure Schedule. Any matter disclosed in any section of the Disclosure Schedule shall qualify (i) the correspondingly numbered and/or lettered section or paragraph of this Agreement; and (ii) any other sections and paragraphs in this Agreement to the extent that it is reasonably apparent based solely on the face of such disclosure that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

8.14 Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KDR HOLDING, INC.

By:	/s/ Andrew Kowal
Name:	Andrew Kowal
Title:	President

KDR ACQUISITION, INC.

By:	/s/ Andrew Kowal
Name:	Andrew Kowal
Title:	President

PROCERA NETWORKS, INC.

By:	/s/ James Brear
Name:	James Brear
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

1. Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to purchase or return tendered Shares promptly after termination or withdrawal of the Offer)), to purchase any Shares tendered in connection with the Offer unless, immediately prior to the then-applicable Expiration Time:

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or under each applicable foreign antitrust or competition law shall have expired or been terminated; and

(b) there shall have been validly tendered and not validly withdrawn that number of Shares (not counting and excluding Shares tendered in the Offer pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) which, together with any Shares then owned, directly or indirectly by Purchaser, Parent and any other Subsidiaries of Parent, collectively represent as of the Expiration Time at least one (1) Share more than fifty percent (50%) of the sum of (A) all Shares then outstanding; and (B) all Shares that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement, or exercise of all then outstanding options, warrants or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof (the condition in this clause (b) being referred to herein as the “Minimum Condition”).

2. Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to purchase or return tendered Shares promptly after termination or withdrawal of the Offer)), to purchase any Shares tendered in connection with the Offer if, immediately prior to the then-applicable Expiration Time, any of the following conditions exist:

(a) any Restraint or Law shall be enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any Governmental Body of competent jurisdiction, that is in effect immediately prior to the Effective Time and that enjoins or otherwise prohibits the making or consummation of the Offer or the Merger;

(b) (i) the representations and warranties of the Company set forth in Section 3.3 (Authority), and Section 3.23 (Brokers) of the Agreement were not true and correct as of the Agreement Date or are not true and correct as of the Expiration Time, as though made on and as of the Expiration

Time, and (ii) the representations and warranties of the Company set forth in Section 3.4(a) through (c) (Capitalization) were not true and correct as of the Agreement Date or are not true and correct as of the Expiration Time, as though made on and as of the Expiration Time, in the case of clause (ii), other than de minimis inaccuracies, except that the accuracy of representations and warranties that by their terms speak as of the Agreement Date or some other date will be determined as of such date;

(c) the representations and warranties of the Company contained in the Agreement (other than those described in clause (b) above) were not true and correct as of the Agreement Date or are not true and correct as of the Expiration Time, as though made on and as of the Expiration Time, except (i) that the accuracy of representations and warranties that by their terms speak as of the Agreement Date or some other date will be determined as of such date; and (ii) where the failure of such representations and warranties, individually or the aggregate, to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect that has not been cured prior to the Expiration Time;

(d) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the Agreement and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Time;

(e) after the Agreement Date, a Company Material Adverse Effect shall have occurred and be continuing; or

(f) the Agreement shall have been terminated in accordance with its terms.

Prior to the Acceptance Time, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer that none of the conditions set forth in clauses (b), (c) and (d) of paragraph 2 above shall have occurred and be continuing as of the Expiration Time.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement, may be waived by Parent or Purchaser, in whole or in part at any time and from time to time prior to the Expiration Time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

A-2

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. As used in this Agreement, the following terms shall have the meanings given to them in the Sections of this Agreement set forth below:

Terms	Definition
Acceptance Time	Section 1.1(d)
Agreement	Preamble
Agreement Date	Preamble
Anti-Corruption Laws	Section 3.26
Capitalization Date	Section 3.4(a)
Cash Statement	Section 5.17
Certificate of Merger	Section 2.2
Change in Company Board Recommendation	Section 5.4(d)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Balance Sheet Date	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Cash Account	Section 5.17
Company Charter Documents	Section 3.2
Company Insurance Policy	Section 3.17
Company Options	Section 3.4(a)
Company Returns	Section 3.14(a)
Company Stock Certificate	Section 2.7
Company Subsidiaries	Section 3.1(c)
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Covered Employees	Section 5.11(a)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Shares	Section 2.9(a)
Effective Time	Section 2.2
Equity Commitment Letter	Section 4.8(a)
Expiration Time	Section 1.1(c)

Financing	Section 4.8(a)
Guarantee	Recitals
Government Contract	Section 3.25
Indemnified Person	Section 5.7(a)
Initial Expiration Time	Section 1.1(c)
Interim Period	Section 5.1
Liabilities	Section 3.11
Major Customer	Section 3.20
Major Reseller	Section 3.20
Major Supplier	Section 3.20
Material Contract	Section 3.10(a)
Merger	Recitals
Merger Consideration	Section 2.5(a)(iii)
Minimum Condition	Annex A
OFAC	Section 3.26(b)
Offer	Recitals
Offer Closing	Section 1.1(d)
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(f)
Offer Price	Recitals
Offer to Purchase	Section 1.1(a)
Option Consideration	Section 2.6(a)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Employee Benefit Plan	Section 5.11(d)
Parent Related Parties	Section 7.3(e)
Payment Agent	Section 2.8(a)
Payment Fund	Section 2.8(a)
Purchaser	Preamble
Recommendation Change Notice	Section 5.4(e)
Restraints	Section 6.1(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(f)
Shares	Recitals
Sponsor	Recitals
Substitute Award	Section 2.6(c)
Superior Proposal Notice	Section 5.4(e)
Surviving Corporation	Section 2.1

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2007 Company Option” shall mean those Company Options governed by the Company’s 2007 Equity Incentive Plan.

“Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for (i) twenty percent (20%) or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) twenty percent (20%) or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.5.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California, or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Cash” means cash (excluding all Cash Equivalents and Short-Term Investments) of the Company and the Company Subsidiaries as determined in accordance with the principles used in preparation of the Company Balance Sheet.

“Cash Equivalents” means cash equivalents of the Company and the Company Subsidiaries as determined in accordance with the principles used in preparation of the Company Balance Sheet.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract to which the Company or any Company Subsidiary is currently a party or bound.

“Company Employee” shall mean any current employee, officer or director of the Company or any Company Subsidiary.

“Company Employee Agreement” shall mean any material employment, severance, retention, transaction bonus, change in control, material consulting, or other similar material Contract between: (a) the Company or any Company Subsidiary; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any Company Subsidiary to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiary under applicable foreign law.

“Company Employee Plan” shall mean any material plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company In-Licensed IP” shall mean all Intellectual Property that is owned by a third-party and licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any effect, change, event, circumstance or development that, individually or in the aggregate, has or would be reasonably likely to have a material adverse effect on: (i) the business, operations, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that in the case of subsection (i) in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from: (A) changes in the U.S. or global economy or capital markets in general; (B) changes that affect generally the industry in which the Company or the Company Subsidiaries conduct business; (C) changes in applicable Law or in GAAP; (D) changes in the market price or trading volume of the Company Common Stock on Nasdaq (it being understood that, unless otherwise excepted pursuant to these clauses (A) – (J), the underlying cause(s) of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (E) failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions (it being understood that, unless otherwise excepted pursuant to these clauses (A) – (J), the underlying cause(s) of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (F) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; (G) any effects resulting from any Legal Proceeding against the Company by the stockholders of the company challenging or seeking to restrain or prohibit the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement; (H) events attributable to the taking of any action by the Company if that action is required by this Agreement, or with Parent’s or Purchaser’s consent, or the failure to take any action by the Company if that action is prohibited by this Agreement; (I) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Offer or the Merger (including the loss or departure of officers or other employees of the Company or any Company Subsidiary, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s or any Company Subsidiary’s relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners); or (J) any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under Section 5.2(b) to any action requiring Parent’s consent under Section 5.2(b) and requested to be taken by the Company to Parent in writing (except, in the case of clauses A, B, C and F above, to the extent the Company and the Company Subsidiaries are adversely affected disproportionately relative to other companies of a similar size operating in the industries in which the Company and the Company Subsidiaries conduct business).

“Company Owned IP” shall mean all Intellectual Property owned by or purportedly owned by the Company or any Company Subsidiary.

“Company Products” shall mean all products or services that have been or currently are produced, marketed, licensed, sold, distributed or otherwise disposed of by the Company or any Company Subsidiary in connection with its business, including all products or services in development related to its business.

“Company Registered IP” shall mean all Registered IP owned by, or filed or applied for in the name of, the Company or any Company Subsidiary.

“Company RSA” means a restricted stock award, consisting of shares of Company Common Stock subject to vesting and forfeiture until fully vested, granted by the Company pursuant to the 2007 Equity Incentive Plan.

“Company RSU” means a restricted stock unit award, consisting of the right to receive shares of Company Common Stock subject to vesting and/or other conditions, as applicable, granted by the Company pursuant to the 2007 Equity Incentive Plan.

“Company SEC Documents” shall mean all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company with the SEC since December 31, 2012.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, or community property interest.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to a Person in question, any other Person that is (i) a member of a controlled group with such Person in question for purposes of Section 414(b) of the Code or (ii) under common control with such Person in question for purposes of Section 414(c) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Cash” shall mean Cash, Cash Equivalents and Short-Term Investments in an aggregate amount not to exceed $3,000,000 located in accounts in jurisdictions outside of the United States.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by, or under the authority of, any Governmental Body or pursuant to any Law; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person; provided that letters of credit and performance bonds issued in the ordinary course of business shall not be Indebtedness.

“Intellectual Property” shall mean, collectively, on a worldwide basis, all of the following: (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), patent applications and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, domain names, URLs, trade names, brand names, and other source indicators, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all moral rights and copyrights (whether registered or unregistered) in any work of authorship, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including confidential ideas, research and development, know-how, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals); (v) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vi) databases and data collections and all rights therein; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any documents or other tangible media containing any of the foregoing, and all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation.

“Knowledge” shall mean, with respect to the Company, the actual knowledge (after reasonable inquiry) of those individuals set forth in Part 1.1 of the Disclosure Schedule.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Nasdaq” shall mean the NASDAQ Stock Market LLC.

“Option Plans” shall mean the Company’s Amended 2004 Stock Option Plan, the Company’s 2007 Equity Incentive Plan, the Company Form of Inducement Grant Option Agreement, entered into with certain Canadian employees, and the Company Form of Inducement Grant Option Agreement, entered into with certain U.S. employees (each of the latter two, an “Inducement Grant Option Agreement”).

“Other Company Equity Award” shall mean each equity award measured by the value of Shares (or pursuant to which Shares may be delivered) granted under an Option Plan, other than Company Options.

“PCFV Agreements” means the agreements between the Company and the Company Employees set forth on Schedule 2.6(c).

“PCFV Amount” shall have the meaning set forth in the applicable Substitute Award.

“Permitted Encumbrance” shall mean: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) non-exclusive object code licenses of software by the Company or any Company Subsidiary or any reseller or distributor of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; and (vi) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

“Person” shall mean any individual, Entity or Governmental Body.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

“Registered IP” shall mean all Intellectual Property registered, filed, issued under, renewed by, or the subject of a pending application before, the authority of any Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Short-Term Investments” means short-term investments of the Company and the Company Subsidiaries as determined in accordance with the principles used in preparation of the Company Balance Sheet.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal for an Acquisition Transaction that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger, in each case, taking into account at the time of determination (a) all financial considerations; (b) the identity of the Person making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board; and (e) any revisions to the terms of this Agreement and the Offer proposed by Parent or Purchaser pursuant to Section 5.4(e). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendments thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $7,220,000.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than as expressly permitted in Section 5.4; (v) a tender or exchange offer relating to securities of the Company (other than the Offer) shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement; (vi) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing in response to an Acquisition Proposal or revision thereof or proxy solicitation or threatened proxy solicitation or other publicly disclosed campaign or effort to solicit opposition to the transactions contemplated hereby; or (vii) there has occurred a willful and material breach of Section 5.4.

EXHIBIT B

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

PROCERA NETWORKS, INC.

ARTICLE I

The name of the Corporation is Procera Networks, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”) as the same exists or may hereafter be amended.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), consisting of one hundred (100) shares of common stock, par value $0.01 per share. The powers, preferences and rights and the qualifications, limitations or restrictions on the common stock shall be determined by the Board of Directors of the Corporation from time to time.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

A. Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation is authorized to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

B. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

EXHIBIT C

BYLAWS

BYLAWS OF

PROCERA NETWORKS, INC.

ARTICLE I – MEETINGS OF STOCKHOLDERS

1.1 Place of Meetings. Meetings of stockholders of Procera Networks, Inc. (the “Corporation”) shall be held at any place, within or outside the State of Delaware, designated by the Corporation’s board of directors (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

1.2 Annual Meeting. An annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The Corporation shall not be required to hold an annual meeting of stockholders; provided that (i) the stockholders are not prohibited to act by written consent under the Corporation’s certificate of incorporation or these bylaws, (ii) the stockholders take action by written consent to elect directors and (iii) the stockholders unanimously consent to such action or, if such consent is less than unanimous, all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

1.3 Special Meeting. A special meeting of the stockholders may be called at any time by the Board of Directors, chairperson of the Board of Directors, chief executive officer or president (in the absence of a chief executive officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If any person(s) other than the Board of Directors calls a special meeting, the request shall:

(i) be in writing;

(ii) specify the time of such meeting and the general nature of the business proposed to be transacted; and

(iii) be delivered personally or sent by registered mail or by facsimile transmission to the chairperson of the Board of Directors, the chief executive officer, the president (in the absence of a chief executive officer) or the secretary of the Corporation.

The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Sections 1.4 and 1.5 of these bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 1.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

1.4 Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be sent or otherwise given in accordance with either Section 1.5 or Section 7.1 of these bylaws not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

1.5 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 7.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

1.6 Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

1.7 Adjourned Meeting; Notice. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the continuation of the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.8 Conduct of Business. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

1.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the certificate of incorporation or these bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

1.10 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

1.11 Record Date for Stockholder Notice; Voting; Giving Consents. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date:

(i) in the case of determination of stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting;

(ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and

(iii) in the case of determination of stockholders for any other action, shall not be more than sixty days prior to such other action.

If no record date is fixed by the Board of Directors:

(i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and

(iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

1.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The provisions of Section 212 of the DGCL shall govern the revocability of a proxy that states on its face that it is irrevocable.

1.13 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II – DIRECTORS

2.1 Powers. Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

2.2 Number of Directors. The number of directors shall be determined from time to time by resolution of the Board of Directors, provided the Board of Directors shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

2.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 2.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. Each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

2.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws:

(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

2.5 Place of Meetings; Meetings by Telephone. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

2.7 Special Meetings; Notice.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or any two directors.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile; or

(iv)	sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) or the purpose of the meeting.

2.8 Quorum. At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.9 Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.10 Fees and Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

2.11 Approval of Loans to Officers. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.

2.12 Removal of Directors. Unless otherwise restricted by statute, the certificate of incorporation or these bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE III – COMMITTEES

3.1 Committees of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation

3.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 2.5 (place of meetings and meetings by telephone);

(ii)	Section 2.6 (regular meetings);

(iii)	Section 2.7 (special meetings and notice);

(iv)	Section 2.8 (quorum);

(v)	Section 6.10 (waiver of notice); and

(vi)	Section 2.9 (action without a meeting)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board of Directors; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE IV – OFFICERS

4.1 Officers. The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. The same person may hold any number of offices.

4.2 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 4.3 and 4.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

4.3 Subordinate Officers. The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

4.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

4.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 4.2.

4.6 Representation of Shares of Other Corporations. The chairperson of the Board Directors, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

4.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE V – RECORDS AND REPORTS

5.1 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

5.2 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

5.3 Annual Report. The Corporation shall cause an annual report to be sent to the stockholders of the Corporation to the extent required by applicable law. If and so long as there are fewer than 100 holders of record of the Corporation’s shares, the requirement of sending of an annual report to the stockholders of the Corporation is expressly waived (to the extent permitted under applicable law).

ARTICLE VI – GENERAL MATTERS

6.1 Stock Certificates; Partly Paid Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board of Directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.3 Lost Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

6.5 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL, or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.6 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

6.7 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.8 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.9 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.10 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VII – NOTICE BY ELECTRONIC TRANSMISSION

7.1 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 Definition of Electronic Transmission. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3 Inapplicability. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

ARTICLE VIII – INDEMNIFICATION

8.1 Right to Indemnification of Directors and Officers. Any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.3 or with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

8.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 8.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8 or otherwise.

Notwithstanding the foregoing, unless such right is acquired other than pursuant to this Section 8, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of the disinterested directors, even though less than a quorum, or (b) by a committee of disinterested directors designated by majority vote of the disinterested directors, even though less than a quorum, or (c) if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Board of Directors, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

8.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Sections 8.1 and 8.2 shall be contract rights. If a claim under Sections 8.1 and 8.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the full amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 8 or otherwise shall be on the Corporation.

8.4 Non-Exclusivity of Rights. The rights conferred on any person in this Section 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 8 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

8.7 No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

8.8 Survival of Rights. The rights conferred on any person by this Section 8 shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.9 Amendments to Law. For purposes of this Section 8, the meaning of “law” within the phrase “to the fullest extent not prohibited by law” shall include, but not be limited to, the DGCL, as the same exists on the date hereof or as it may be amended; provided, however, that in the case of any such amendment, such amendment shall apply only to the extent that it permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment.

8.10 Savings Clause. If this Section 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Section 8 that shall not have been invalidated, or by any other applicable law.

8.11 Certain Definitions. For the purposes of this Section 8, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether brought in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, in which the director or officer may be or may have been involved as a party or otherwise by reason of the fact that the director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, all costs, charges and expenses (including fees and disbursements of attorneys, accountants and other experts) actually and reasonably incurred by a director or officer in connection with any proceeding, all expenses of investigations, judicial or administrative proceedings or appeals, and any expenses of establishing a right to indemnification under these Bylaws, but shall not include amounts paid in settlement, judgments or fines.

(iii) “Corporation” shall mean Procera Networks, Inc. and any successor corporation thereof. The term “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 8 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director”, “executive officer”, “officer”, “employee” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans. References to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan. References to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 8.

ARTICLE IX – AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the Corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

EXHIBIT D

FORM OF SUBSTITUTE AWARD

FORM OF SUBSTITUTE AWARD

WHEREAS, the Parent is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2015, by and among KDR Holding, Inc., a Delaware corporation (“Parent”), KDR Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Procera Networks, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”);

WHEREAS, the Merger Agreement generally provides, in relevant part, that Parent shall issue to each Company Employee who is a party to an agreement that provides for accelerated vesting of equity awards (each, a “PCFV Agreement”) a substitute award, providing for a lump-sum cash payment to each such Company Employee who resigns with Good Reason or whose employment is terminated without Cause on or prior to the one-year anniversary of the Effective Time, equal to the PCFV Amount; and

WHEREAS, you are a party to that certain             , dated             (attached as Exhibit A), “Your PCFV Agreement.”

NOW, THEREFORE, in respect of Your PCFV Agreement, Parent issues you this substitute award (“Substitute Award”) on the following terms and conditions:

1. Definitions. Capitalized terms used but not defined in this Section 1 or elsewhere in this Substitute Award shall have the respective meanings set forth in the Merger Agreement.

“Accelerated Vesting” means the special vesting that would occur (with respect to the Company Options and Company RSUs held by you immediately prior to the Closing) under Your PCFV Agreement, assuming you were terminated without Cause or resigned with Good Reason immediately following a Change in Control in which such equity awards remained outstanding.

“Cause” shall have the meaning set forth in Your PCFV Agreement.

“Good Reason” shall have the meaning set forth in Your PCFV Agreement.

“PCFV Amount” shall mean the cash amount that you would have received under Section 2.6 (a) and (b) of the Merger Agreement with respect to the Company Options and Company RSUs held by you immediately prior to the Closing if the “Accelerated Vesting” had occurred immediately prior to the Closing, less the actual amount you received under Section 2.6(a) and (b) of the Merger Agreement with respect to your then-vested Company Options and Company RSUs, in each such case ignoring withholding of Taxes and other amounts. For avoidance of doubt, your PCFV Amount is $        .

“Release Agreement” shall mean the release agreement attached to your PCFV Agreement, if any, and if no release agreement was attached to your PCFV Agreement, the release agreement attached as Exhibit B.

“Separation Date” shall mean the date of your “separation from service” from the Company within the meaning of Section 409A of the Code.

2. Substitute Award Payment. If, (a) prior to the one-year anniversary of the Effective Time, the Company terminates your employment without Cause or you resign with Good Reason (in each case in accordance with any timing, notice, cure, and/or other requirements in connection thereto under Your PCFV Agreement) and (b) you execute and deliver the Release Agreement within 22 days of your Separation Date and the Release Agreement becomes effective, then Parent or Company will pay you the PCFV Amount, less any applicable payroll tax withholding, within the 30 day period commencing on the 8th day following your Separation Date.

3. No Employment Rights. Nothing in this Substitute Award shall confer upon you any right to continued employment for the Company, or any right to employment for the Parent, or shall affect the right of the Company to terminate your employment with or without notice and with or without Cause.

IN WITNESS WHEREOF, the Parent authorizes this Substitute Award.

KDR Holding, Inc.

By:

Date:

EXHIBIT A

(Your PCFV Agreement)

EXHIBIT B

(Release Agreement)